Exhibit 99.1

BOE Financial Services of Virginia, Inc. Declares Increased Dividend

TAPPAHANNOCK, Va., August 28/PRNewswire-FirstCall/ – BOE Financial Services of Virginia, Inc. (Nasdaq: BSXT – News), announced today that on August 23, 2007 the Board of Directors declared a quarterly dividend of $0.21 per share. The dividend will be paid on September 28, 2007 to shareholders of record September 13, 2007.

This represents the third dividend declaration since a change in policy was enacted by the Board of Directors from semiannual to quarterly dividend payments to more accurately match the timing of dividend payments made by other publicly traded stocks on NASDAQ.

The $0.21 dividend represents a 5.0% increase over the $0.20 rate paid on June 29, 2007 and an $0.84 dividend on an annualized basis.

BOE Financial Services of Virginia, Inc. is the parent company of Bank of Essex, a $290 million community bank with its headquarters and two offices in Tappahannock, Virginia and additional offices in King William, Hanover and Henrico counties. The Corporation has received regulatory approval to open two additional offices in Northumberland County.

Contact: Bruce E. Thomas, Senior Vice President and Chief Financial Officer at (804) 443-4343.